Exhibit 99.1

For Immediate Release

Investor Contact:
James R. Reske
Chief Financial Officer
United Community Financial Corp.
jreske@ucfconline.com
330.742.0592

United Community Financial Corp.
Announces Agreement for Sale of Four Ohio Branches
of The Home Savings and Loan Company to Croghan Colonial Bank

YOUNGSTOWN, Ohio (August 31, 2011) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company, announced today that Home Savings has entered into an agreement to sell four of its western-most branches to Croghan Colonial Bank (“Croghan”), a subsidiary of Croghan Bancshares, Inc. (NASDAQ: CHBH). Croghan, headquartered in Fremont, Ohio, will acquire the Home Savings branches located in Fremont, Clyde, Tiffin (Westgate) and downtown Tiffin, Ohio. In the transaction, Croghan will assume all of the deposit liabilities and buy the related fixed assets of the branches. Croghan will pay a premium of 4.0% (or approximately $4.5 million) on all non-jumbo, non-brokered and non-public deposits, which together represent all of the deposits at the branches. In addition, Croghan will acquire performing consumer and residential loans associated with the branches. As of June 30, 2011, there were approximately $111.7 million in deposits and $28.1 million in performing consumer and residential loans at the branches. Croghan anticipates retaining the Home Savings employees at the branches.

Patrick W. Bevack, President and CEO of United Community and Home Savings, commented, “The divestiture of these branches successfully completes one step in the execution of our Capital Plan. The sale represents an opportunity for us to record a gain that will positively impact our capital levels and our book value per share, and it is expected to have minimal impact on liquidity and earnings from continuing operations. At the same time, we are pleased that our loyal customers and employees in these markets will be able to seamlessly establish relationships with Croghan, an institution that is just as committed to the communities it serves as Home Savings. Meanwhile, it remains business as usual at all other Home Savings branches.”

The transaction has been approved by the Boards of Directors of both companies.  No shareholder approvals are required.  The transaction is subject to customary conditions, including regulatory approvals on the part of Croghan, and is expected to close in the fourth quarter of 2011.

United Community Financial Corp. is being advised on the transaction by ParaCap Group, LLC and by Vorys, Sater Seymour and Pease LLP. Croghan Bancshares is being advised on the transaction by Austin Associates, and Shumaker, Loop & Kendrick, LLP.

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 38 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

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